Exhibit 23.2

Consent of Independent Public Accountants

To the Stockholders and Board of Directors of Central Power and Light Company:

     As independent public accountants, we hereby consent to the incorporation of our reports dated February 28, 1996, included in, and incorporated by reference in this Form 10-K, into Central Power and Light Company's previously filed registration statement on Form S-3 (File Nos. 33-49577 and 33-52759).



Arthur Andersen LLP



Dallas, Texas
March 27, 1996